Exhibit 10.27

July 29, 2015

Cara Farley
[_______________]
[_______________]

Personal & Confidential

Dear Cara:

Subject to your acceptance of all the provisions of this letter, I am pleased to extend to you an offer of employment to join CSS Industries, Inc. under the legal entity of Lion Ribbon Company, LLC (collectively, “CSS” or the “Company”) as Senior Vice President – Marketing reporting to Chris Munyan – President and CEO. You are to commence employment at the Budd Lake, NJ office on a date mutually agreed upon by you and CSS.

You acknowledge and agree that there are no other valid oral or written agreements relating to the terms and conditions of your employment with us. You further represent and covenant that you are not subject to or a party to any employment, non-competition, understanding or restriction which would prohibit or restrict you from executing this letter and performing all duties and responsibilities incidental to the position of Senior Vice President – Marketing, other than certain non-disclosure and non-solicitation restrictions specifically set forth in a Non-Compete and Non-Solicitation Agreement, dated as of July 10, 2012, and in a Confidentiality and Intellectual Property Agreement, dated as of May 28, 2015, each between you and your current employer, copies of which you have provided to us.

In serving as an employee of CSS, we expect that you will not disclose or use any proprietary or confidential information, data, developments or trade secrets belonging to your former employer or any of its subsidiary or affiliated companies, and you agree not to disclose or use any such proprietary or confidential information, data, developments or trade secrets.

You will be compensated with a bi-weekly Base Salary (subject to deductions), annualized at $230,000. This position is exempt from any overtime pay requirements. This offer must be accepted by signing and returning this letter to me no later than Friday, July 31, 2015 or it shall be deemed rejected. This offer is contingent on you successfully passing a drug test and background check.

Your performance will be reviewed at least annually and any increase in salary, if warranted, will be determined on an annual basis. You will be eligible for review and salary increase consideration commencing in April 2016.

You will be eligible to participate in the Company’s Incentive Bonus Plan (the “Plan”) for Fiscal Year 2016. The amount of your Bonus will be determined in accordance with the Company’s Management

Incentive Program Criteria. The current target Bonus for your position is 60% of your Base Salary. Any Bonus you may be eligible to receive for the Company’s current Fiscal Year will be pro-rated based on your Start Date, as well as to the other terms and conditions of the Plan. Both the Plan and your target Bonus percentage are subject to change at the discretion of the Company.

You will be provided for your use a CSS-owned or leased automobile mutually acceptable to you and CSS.

Subject to and contingent upon your commencement of employment with the Company, a recommendation will be made to the Human Resources Committee of the Board of Directors of CSS (the “Committee”) to grant to you Restricted Stock Units (RSU) and Stock Options which will vest in the future. Generally, the Committee would consider your grant recommendation at the next meeting at which it makes grants. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letter to be provided to you at the time of the grant. Any grant would also be conditioned upon your continued employment with the Company.

You will be eligible to be reimbursed for permitted expenses associated with the relocation of your primary residence to the Budd Lake, NJ area in accordance with the applicable terms of the CSS relocation policy; provided, however, that the aggregate amount of the foregoing expenses shall not exceed $5,000 (including any “gross up” amounts paid to you to compensate you for any federal, state or local income taxes attributable to such relocation expenses). It is your responsibility to consult with your tax advisor, accountant or the Internal Revenue Service with regard to tax treatment of items reimbursable under the relocation policy.

You will be eligible to participate in benefit programs provided by the Company to other employees in comparable positions in accordance with the applicable terms of these programs. These benefits may be modified and specific elements may be terminated from time to time in the Company’s sole and unfettered discretion. You will be eligible to accrue for vacation in accordance with the Company vacation policy except that you will be eligible for four (4) weeks per year.

On the date you commence full time employment, you will be expected to sign a letter of compliance confirming compliance with Company policies. You must in good faith and at all times comply with all of the Company’s policies, rules, customs and practices, as they may be changed from time to time.

In consideration of this offer of employment you agree:

1.
Non-Competition: You covenant that during your employment with CSS and for a period of one year after the date upon which your employment with the Company terminates, you will not unless with the prior written consent of the Board of Managers of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products which: (i) CSS or its affiliates may be designing, developing, manufacturing, distributing or selling either during the time you are employed by the Company or at the date of termination of your employment with the Company, and (ii) are intended for ultimate sale and distribution within any portion of the United States or Canada (whether or not such business is physically located within the United States or Canada). You recognize that the business of the Company and its affiliates and your connection therewith is or will be involved in activities both inside and outside the United States and Canada with respect to the design, development, manufacture, distribution or sale of products intended for ultimate sale and distribution within the United States and/or Canada and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth below) are therefore not appropriate.

2.
No Solicitation: You further agree that, for a period of one year after your employment with CSS has ended, you will not either directly or indirectly, (a) call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior thereto had been, a customer of the Company or any of its affiliates with respect to the activities prohibited by the Non-Competition covenant above, or (b) solicit the employment of any person who was employed by the Company on a full or part-time basis at the time of your termination of employment, unless such persons was involuntarily discharged by the Company after your termination of employment.

3.
Severance: Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or the Company at any time. However, in the event that the Company terminates your employment without cause, and subject to your compliance with the terms and conditions of this letter agreement, the Company shall make severance payments in an amount equal to the greater of twenty-six (26) weeks of your then-current annual base salary or an amount governed by the Company’s then-current severance policy applicable to you (less applicable tax withholdings and payroll deductions). For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of the Company’s President, CSS’ Chief Executive Officer or the Board of Managers of the Company, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to the Company or any of their affiliates.

Neither this letter nor any other materials given to you by the Company is intended to be, nor shall be deemed or interpreted to be, an employment agreement. You acknowledge that your employment with the Company shall at all times be on an “at-will” basis, which means that either you or the Company may terminate your employment at any time and for any reason. Your signature upon this letter where noted below and its return will indicate your acknowledgement that your employment is “at-will” and is in accordance with those conditions and terms herein summarized.

This letter shall set forth the entire understanding of the parties with respect to all aspects of the offer of employment. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this letter.

Please confirm the correctness of the understandings set forth in this letter, your agreement thereto, and your confirmation that you are not subject to any non-competition agreement or other impediment preventing your employment by the Company by executing this letter where noted below and returning this letter to me no later than Friday, July 31, 2015.

We look forward to your successful career with CSS!

Sincerely,
CSS Industries, Inc.

By /s/ Denise Andahazy
Denise Andahazy
Vice President Human Resources

Agreed to and acknowledged as correct:

/s/ Cara Farley                         7/30/15
Cara Farley                        Date of Signature